Exhibit 99.1

bluebird bio Reports New Beta-thalassemia Major Data from Northstar Study of LentiGlobin® at ASH Annual Meeting

Transfusion independence observed in patients with non-β0/β0 genotypes

Transfusion reduction between 33 percent and 100 percent observed in patients with β0/β0 genotype

Company to webcast investor event, Sunday, Dec. 6 at 8:30 p.m. ET

ORLANDO, Fla., December 5, 2015 – bluebird bio, Inc. (Nasdaq: BLUE), a clinical-stage company committed to developing potentially transformative gene therapies for severe genetic diseases and T cell-based immunotherapies for cancer, announced that new data from the ongoing Northstar Study evaluating its LentiGlobin® BB305 product candidate in patients with beta-thalassemia major will be presented at the 57th American Society of Hematology Annual Meeting. The data from the Northstar Study will be highlighted on Sunday, December 6th, in an oral presentation by Mark C. Walters, M.D., UCSF Benioff Children’s Hospital, Oakland, Calif.

“The growing body of data for LentiGlobin continues to show substantial clinical benefit in patients with beta-thalassemia major, with high levels of HbAT87Q production across patients regardless of genotype,” said David Davidson, M.D., chief medical officer, bluebird bio. “Patients with non-β0/β0 genotypes represent a large proportion of the population with beta-thalassemia major, and we are particularly encouraged to see the consistency of transfusion independence in all of the patients who have been followed for at least six months. Thus far, the level of transfusion reduction in patients with the β0/β0 genotype ranges from 33 percent to 100 percent, indicating the potential for benefit in these patients. In many patients, HbAT87Q levels have not yet plateaued, so further study with longer follow up is needed to fully assess the impact on transfusion requirements in these patients. As we gain a better understanding of the emerging data, we plan to initiate a separate study for patients with the β0/β0 genotype, while moving forward with the planned HGB-207 and HGB-208 studies only in patients with non-β0/β0 genotypes.”

Abstract #201: Update of Results from the Northstar Study (HGB-204): A Phase 1/2 Study of Gene Therapy for β-Thalassemia Major via Transplantation of Autologous Hematopoietic Stem Cells Transduced Ex Vivo with a Lentiviral βA-T87Q-Globin Vector (LentiGlobin BB305 Drug Product)

The Northstar Study is an ongoing, open-label, single-dose, international, multicenter Phase 1/2 study designed to evaluate the safety and efficacy of LentiGlobin BB305 drug product for the treatment of subjects with beta-thalassemia major. As of October 28, 2015, 13 subjects with beta-thalassemia major have undergone infusion with LentiGlobin

BB305 product candidate. As of October 28, 2015, nine of these subjects had at least six months follow up. Results in these patients as of October 28, 2015 include:

•

Median HbAT87Q production at six months follow up was 4.9 g/dL among patients of all genotypes (n=9), 4.9 g/dL among patients with non-β0/β0 genotypes (n=5) and 5.0 g/dL among patients with the β0/β0 genotype (n=4).

•

All of the patients with non-β0/β0 genotypes with at least six months follow up (n=5) have achieved sustained transfusion independence as of the data cut-off, ranging from 7.1 to 16.4 months of ongoing transfusion independence; total hemoglobin at last follow up for these patients ranged from 9.1 to 12.2 g/dL.

•	Patients with the β0/β0 genotype (n=4) demonstrated a reduction in transfusion volume ranging from 33 percent to 100 percent.
•	The safety profile was consistent with autologous transplantation. No Grade 3 or higher drug-product related adverse events have been observed, and there is no evidence of clonal dominance.

“The updated data from the Northstar Study continue to show acceptable patient safety with regard to myeloablation, drug product infusion risks, and genotoxicity at this early follow up,” said Dr. Walters. “All of the subjects treated in the study had a clinical benefit, which was most pronounced in the patients with non-β0/β0 genotypes, whose endogenous beta-globin expression combined with HbAT87Q expression was sufficient for transfusion independence. The patients with the β0/β0 genotype also had a benefit, with transfusion volume reduction ranging from 33 percent to 100 percent, though longer follow up is needed to understand the clinical significance of this data. The results of the Northstar Study to date suggest that it is safe, feasible and potentially efficacious to treat patients with beta-thalassemia major with LentiGlobin BB305.”

Investor Webcast Information

bluebird bio will host an investor event that will be webcast live at 8:30 p.m. ET tomorrow, December 6, 2015, to discuss the ASH data and provide a brief overview of the science and clinical development plans surrounding the gene therapy, genome editing and immunotherapy programs. The live webcast can be accessed under "Calendar of Events" in the Investors and Media section of the company's website at www.bluebirdbio.com. The webcast will be available for replay for 30 days on the company website. Alternatively, investors may listen to the call by dialing (844) 825-4408 from locations in the United States or (315) 625-3227 from outside the United States. Please refer to conference ID number 71438159.

About bluebird bio, Inc.

With its lentiviral-based gene therapies, T cell immunotherapy expertise and gene editing capabilities, bluebird bio has built an integrated product platform with broad potential application to severe genetic diseases and cancer. bluebird bio’s gene therapy clinical programs include its Lenti-D™ product candidate currently in a Phase 2/3 study, called the Starbeam Study, for the treatment of childhood cerebral adrenoleukodystrophy, and its LentiGlobin® BB305 product candidate, currently in three clinical studies for the treatment of beta-thalassemia major and severe sickle cell disease. bluebird bio’s oncology pipeline is built upon the company’s leadership in lentiviral gene delivery and T cell engineering, with a focus on developing novel T cell-based immunotherapies, including chimeric antigen receptor (CAR T) and T cell receptor (TCR) therapies. bluebird bio’s lead oncology program, bb2121, is an anti-BCMA CAR T program partnered with Celgene and focused on hematologic malignancies. bluebird bio also has discovery research programs utilizing megaTALs/homing endonuclease gene editing technologies with the potential for use across the company’s pipeline.

bluebird bio has operations in Cambridge, Massachusetts, Seattle, Washington, and Paris, France.

LentiGlobin and Lenti-D are trademarks of bluebird bio, Inc.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the potential efficacy and safety of the Company’s LentiGlobin BB305 product candidate in subjects with beta thalassemia major, including statements concerning the production of HbAT87Q and the reduced or eliminated need for transfusion support for the study subjects with beta thalassemia major, statements concerning the Company’s future plans with respect to LentiGlobin and its other product candidates. It should be noted that the data announced for LentiGlobin are preliminary in nature and the Northstar study of LentiGlobin is not complete. There is limited data concerning long-term safety and efficacy following treatment with LentiGlobin. These data may not continue for these subjects or be repeated or observed in ongoing or future studies involving our LentiGlobin product candidate, including the HGB-205 Study, the Northstar Study or the HGB-206 study in severe sickle cell disease. It is possible that subjects for whom transfusion support has been reduced or eliminated may receive transfusion support in the future. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the preliminary results from our clinical trials will not continue or be repeated in our ongoing clinical trials, the risk that previously conducted studies involving similar product candidates will not be repeated or observed in ongoing or future studies involving current product candidates, the risk of cessation or delay of any of the ongoing or planned clinical studies and/or our development of our product candidates, the risk of a delay in the enrollment of patients in our clinical studies, and the risk that any one or more of our product candidates will not be successfully developed and commercialized. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and bluebird bio undertakes no duty to update this information unless required by law.

Contact:

bluebird bio, Inc.

Manisha Pai, 617-245-2107

mpai@bluebirdbio.com

or

Pure Communications, Inc.

Dan Budwick, 973-271-6085